Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES INCREASES THE QUARTERLY DIVIDEND
ON ITS COMMON STOCK BY 12 PERCENT to $.095 PER SHARE

Monett, MO, February 8, 2010 - Jack Henry & Associates, Inc. (NASDAQ: JKHY) today announced that its Board of Directors has increased the quarterly cash dividend by 12 percent to $.095 per share. The cash dividend on its common stock, par value $.01 per share, is payable on March 9, 2010, to stockholders of record as of February 24, 2010. At February 2, 2010, there were 84,500,457 shares of the common stock outstanding.

Kevin D. Williams, CFO of Jack Henry & Associates, stated, "This increase in our dividend is reflective of our ongoing commitment to generate a return on our stockholders' investment. We established our dividend policy in 1990, and our dividend has increased every year since its inceptions. Our announcement of this dividend increase during our third fiscal quarter is consistent with previous years."

Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and ATM/debit card/ACH transaction processing services primarily for financial services organizations. Its technology solutions serve more than 11,800 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.